EXHIBIT 12.1

DLA Piper (Canada) LLP Suite 2800, Park Place 666 Burrard St Vancouver, British Columbia V6C 2Z7 www.dlapiper.com T 604.687.9444 F 604.687.1612

September 17, 2020

Draganfly Inc. 2108 St. George Avenue Saskatoon, SK S7M 0K7

Dear Sirs/Mesdames:

Re:	Draganfly Inc.

We have acted as Canadian counsel to Draganfly Inc., a British Columbia Company (the “Company”), in connection with the Company’s filing of an offering statement on Form 1-A filed on the date hereof (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the “Act”). The Offering Statement contemplates the offering (the “Offering”) of up to 35,000,000 units (the “Units”) of the Company at a price of US$0.47 to raise aggregate gross proceeds of up to US$16,450,000.

Each Unit consists of: (i) one common share in the capital of the Company (“Common Share”) (each, a “Share”), for an aggregate of up to 35,000,000 Shares, and (ii) one common share purchase warrant (each, a “Warrant”), for an aggregate of up to 35,000,000 Warrants. Each Warrant entitles the holder thereof to purchase one Common Share (each, a “Warrant Share”) at an exercise price of US$0.71 per Warrant Share, and is exercisable starting from the date of issuance until any time prior to the date that is 24 months from the date of issuance. If the maximum Offering is completed and the Warrants are exercised in full, the maximum gross proceeds from the sale of Units in the Offering (including the proceeds from the issuance of all Warrant Shares upon exercise of Warrants issued in the Offering) is US$41,300,000.

For the purposes of this opinion, the Units, Shares, Warrants and Warrant Shares shall be collectively referred to as the “Securities”.

This opinion letter is furnished to you at your request in accordance with the requirements of Item 17(12) of Form 1-A in connection with the filing of the Offering Statement.

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1.	Scope of Enquiry/Documentation

In connection with giving the opinions expressed below, we have examined and relied on, but have not participated in the preparation of, among other things, the following:

(a)	a certified copy dated September 17, 2020 of the constating documents of the Company including, articles and notice of articles of the Company;

(b)	a Certificate of Good Standing dated September 17, 2020 issued pursuant to the Business Corporations Act (British Columbia) with respect to the Company (the “Certificate of Good Standing”); and

(c)

 resolutions of the directors of the Company relating to the Offering and the transactions contemplated thereby, including resolutions of the directors approving, among other things, the Offering, the form of subscription agreement to be entered into between the Company and purchasers of the Units (the “Subscription Agreement”) and the form of the certificate representing the Warrants (the “Warrant Certificate”).

We have examined originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein. We have relied, exclusively and without independent investigation or inquiry, upon a certificate of an officer of the Company dated as of the date hereof (the “Officer’s Certificate”) addressed to DLA Piper (Canada) LLP, as to the facts referred to therein.

We have also considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Company including, without limitation, the Officer’s Certificate.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarized or photostatic copies or facsimiles and the authenticity of all originals of such documents. We have also assumed the completeness and accuracy of all certificates of public officials and corporate officials, that the parties delivering any certificates other than those executing certificates on behalf of the Company have been duly appointed to the positions indicated and have the power, capacity and authority to certify the information contained therein and that the certificates referred to herein, if dated earlier than the date hereof, continue to be accurate as of the date hereof. To the extent that any certificates upon which we have relied are based on any assumption, are given in reliance on any other certificate or other document or are made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based on such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception.

2.	Jurisdiction and Applicable Laws

We are qualified to carry on the practice of law in the Province of British Columbia. The opinion hereinafter expressed is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

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3.	Assumptions

In the opinions expressed below, we have assumed, without independent verification, as follows:

(a)	that all persons, other than the Company, executing documents on behalf of themselves or on behalf of another party have been duly authorized to do so and that such documents have been validly executed and delivered by and constitute legal, valid and binding and enforceable obligations of such parties in accordance with the terms of such documents;

(b)	the completeness and accuracy of the Company’s corporate records as filed in the minute books of the Company;

(c)	that all cheques, bank drafts and other methods of payment delivered in consideration for the Units will be honoured upon presentation or will otherwise result in receipt by the Company of the funds represented by such cheques, bank drafts or other methods of payment;

(d)	that at the time of any distribution or trade of the Securities, no order, ruling or decision has been issued or granted by a securities regulatory authority or any court or other regulatory or administrative authority that has the effect of prohibiting or restricting the distribution or trade of the Securities or affecting any person who engages in any such distribution or trade; and

(e)	the Units will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Offering Statement.

4.	Opinions

Based and relying upon, and subject to the foregoing, and subject to the qualifications and limitations set out below, we are of the opinion that:

1.	The Company is a valid and existing company and is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies.

2.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued in accordance with the terms of the Subscription Agreements, will be validly issued, fully paid and non-assessable.

3.	The Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Subscription Agreements, shall be validly created and issued by the Company.

4.	The Warrant Certificates constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

5.	The Warrant Shares have been reserved and authorized for issuance and such Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the Warrants Certificates against payment of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

In expressing the opinion set forth in paragraph 1 above with respect to the existence and good standing of the Company, we have relied exclusively and without independent investigation upon the Certificate of Good Standing.

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We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion relates exclusively to the transaction outlined above and is for the sole use and benefit of the persons to whom it is addressed. Accordingly, this opinion may not be delivered to, or relied upon, by any other person or used in connection with any other transaction without our prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Sincerely,

DLA Piper (Canada) LLP